Exhibit 99.1

News Release

For Further Information:

Laura Robinette 310-444-4300

For Immediate Release

Catasys Reports 2017 Third Quarter Financial Results

●	Outreach Pool of Eligible Members Increases to 25,000 in Q3 2017 from 5,600 in Q2
●	Enrollment Increases 40% From Q2 2017 to Present
●	Reports Monthly Record $1.1 Million in Billings for October 2017
●	Company to Host Conference Call at 4:30 PM ET on Tuesday, November 14, 2017

Los Angeles, CA — November 14th, 2017— Catasys, Inc. (NASDAQ: CATS), a provider of proprietary predictive analytics and integrated treatment solutions to health plans, today reported its financial results for the third quarter and nine months ended September 30, 2017. The Company provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak™ solution.

Third Quarter 2017 and Recent Business Highlights

●

Catasys’ outreach pool of eligible members increased to 25,000 at the end of the third quarter, compared to 5,600 at the end of the second quarter. New customer launches take approximately 12 months to ramp up to the yearly 20% enrollment rate. One year after launch, the Company generally enrolls in excess of 20% of its outreach pool over a year. Catasys generally receives approximately $6,500 per enrolled member.

●

July 2017 – Eligible members increased considerably across 8 states with leading national health plan; program was subsequently expanded to 3 states to include members suffering from anxiety. This customer represented the largest driver of outreach pool expansion in the quarter.

●	August 2017 - Launched enrollment in Oklahoma with the second largest Blue Cross Blue Shield health insurance plan.
●	August 2017 – Expanded OnTrak-A solution to Connecticut with leading national health insurance plan, representing the 9th state with this customer.
●	OnTrak program is currently available in 19 states across the United States.

2018 Guidance

●

Expects to report billings (amount invoiced in a particular period pursuant to existing contracts based on enrolled members) of $20.0 million based solely on the current outreach pool of eligible members, and finishing the year at an approximate $25 million billings run rate.

●

This guidance does not include new contracts and subsequent launches, initial launches of existing contracts, and expansions within existing contracts. Based on customer indications and timelines, the Company anticipates outreach pool expansion beyond the current 25,000 in 2018 and on into subsequent years. Future guidance can be adjusted accordingly.

Management Commentary

Mr. Rick Anderson, President and COO of Catasys, stated, “We saw a significant increase in the size of our eligible lives outreach totals in the third quarter of 2017, which we believe will lead to a significant ramp up in enrollment in the coming months.  Outreach totals increased to 25,000 individuals during the quarter, which is the highest in Catasys’ history, and our enrollment has increased by 40% from the end of the second quarter.  Over the past few months, we have seen enrollment increasing across our book of business and customer relationships.  In the third quarter, for one customer, we expanded OnTrak for the treatment of substance use disorder (SUD) into an additional state and also expanded the treatment of anxiety to 3 states.  In addition, we launched enrollment with one of the nation’s largest health plans in Oklahoma for the treatment of SUD, depression and anxiety. We expect to see continued enrollment growth in the fourth quarter and beyond. In fact, October’s billings of $1.1 million were our largest to date. While enrollment increased during the third quarter, billings were impacted as our largest customer requires us to bill our fees over a limited number of visits to our network providers rather than upon enrollment.  This results in a mis-match between billings and enrollment, and differs from our billing practices with our other customers.  We anticipate this to be a timing element and expect it to be remedied in future quarters.”

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Outlook for 2018

Mr. Terren Peizer, Chairman and CEO of Catasys, stated, “Based solely on the higher number of outreach totals during the third quarter and the associated enrollment ramp up, we project $20.0 million in billings for 2018. In past quarters, Catasys has been reluctant to provide this guidance, largely due to the wide range of variability for timing in customer launch dates. However, due to our current outreach pool of 25,000 and our typical ramp up timeline for enrollment, we feel very confident that this guidance will serve as a conservative floor for the coming year based solely on our current outreach pool and launched programs. Over the coming months we hope to further expand our outreach pool via the addition of new health plan customer contracts, the launching of our OnTrak program in previously announced contracts, and expansions within contracts currently launched. All of these revenue drivers provide upside potential for Catasys’ expected revenue totals for the coming year.”

Third Quarter and Nine Month Financial and Operating Review

Billings

●

Catasys’ billings during the period increased 16% to $2.0 million for the third quarter of 2017 from $1.7 million in the prior year period. Catasys contracts are generally designed to provide cash fees on a monthly basis based on enrolled members. To the extent its contracts may include a performance guarantee, the Company reserves a portion of the monthly fees that may be at risk until the performance measurement period is completed.

●	Billings for the nine months ended September 30, 2017 increased 33% to $6.4 million, compared to $4.8 million in the prior year period.

Revenues

●

Revenue was $1.2 million for the third quarter of 2017, a decrease of 11% compared to $1.3 million during the same period in 2016. The decrease was driven by a larger portion of billings being subject to deferred revenue. At the beginning of the third quarter 2017 Catasys saw a significant increase in eligible member population as a result of a customer with programs in eight states resolving a previous data extraction issue, existing customer expansion, and the launch of a new health plan in Oklahoma. That increase in eligible membership is expected to primarily impact revenue in future quarters. Overall, there was a net increase in the number of members enrolled in our OnTrak solution compared with the same period in 2016. Enrolled members as of September 30, 2017 was 33% greater than September 30, 2016.

●	Revenue was $4.7 million for the nine months ended September 30, 2017, an increase of 42% compared to $3.3 million during the same period in 2016.

Deferred Revenue

●

When fees are received in advance, deferred revenue is recognized over the period the member is enrolled. Any fees subject to performance guarantees are deferred until such time as those performance standards are met; generally calculated annually or semi-annually. Catasys has historically been able to record its deferred revenue as actual revenue during the course of the business cycle, except for limited cases where members terminated from the program early.

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●	Deferred revenues were $3.2 million at September 30, 2017, an increase of 109% from $1.5 million at December 31, 2016.

Operating Expenses

●

Operating expenses in the third quarter of 2017 were $4.3 million, compared to $3.5 million in the prior year period. This increase was mainly due to higher expenses in in the third quarter of 2017 related to servicing contracts and investments in key personnel to support future growth compared to the prior year period. Cost of healthcare services consists primarily of salaries related to Catasys’ care coaches, outreach specialists, healthcare provider claims payments to our network of physicians and psychologists, and fees charged by third party administrators for processing these claims. In addition, the Company hires staff in preparation for anticipated future customer contracts and corresponding increases in members eligible for OnTrak. The costs for such staff are included in Cost of Healthcare Services during training and ramp-up periods.

●	Operating expenses for the nine months ended September 30, 2017 were $12.6 million, compared to $10.0 million in the prior year period.

Net Income (Loss)

●	For the third quarter of 2017, net loss narrowed to $3.1 million, or $0.19 per diluted share, compared to a net loss of $7.4 million, or $0.81 per diluted share, in the prior year period.

●

For the nine months ended September 30, 2017, net loss was $10.9 million, or $0.84 per basic and diluted share, compared to a net loss of $16.4 million, or $1.79 per basic diluted share, in the prior year period.

Conference Call – November 14, 2017 – 4:30 PM ET

The Company will also host a conference call/webcast at 4:30 pm ET/1:30 pm PT.

Investors, analysts, employees and the general public are invited to listen to the conference call via:

Conference Call:     877-705-2969 (domestic) or 201-689-8868 (international)

Webcast:          http://catasys.equisolvewebcast.com/q3-2017

Those who are unable to attend the conference call live can use the following information to hear a replay version:

Conference ID#: 13672721

Conference Call Replay: 877-660-6853 (domestic) or 201-612-7415 (international)

Expiration Date: 11/21/2017

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Connecticut, Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

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Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new members and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

The Company makes reference in this press release to billings, non-GAAP financial measures, as supplemental measures to review and assess our operating performance. The presentation of this non-GAAP financial measure is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with US GAAP. We define billings as the amount invoiced in a particular period pursuant to existing contracts based on enrolled members. We use billings as measures of operating performance to assist in comparing performance from period to period on a consistent basis.

We believe that the use of these non-GAAP financial measures facilitates investors’ assessment of our operating performance from period to period and from company to company by backing out potential differences caused by variations in the applicable performance requirements contained in the relevant contracts, which may be different from other companies in our industry.

Billings are not defined under GAAP and is not presented in accordance with GAAP. These non-GAAP financial measures have limitations as an analytical tool, and when assessing our operating performance, investors should not consider them in isolation, or as a substitute for revenue prepared in accordance with GAAP. A reconciliation from these non-GAAP financial measures to the GAAP financial measures is included at the end of this release.

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)

	Three Months Ended		Nine Months Ended
(In thousands, except per share amounts)	September 30,		September 30,
	2017	2016	2017	2016
Revenues
Healthcare services revenues	$1,195	$1,336	$4,682	$3,287

Operating expenses
Cost of healthcare services	1,664	1,253	4,361	3,381
General and administrative	2,575	2,195	8,144	6,518
Depreciation and amortization	47	38	131	102
Total operating expenses	4,286	3,486	12,636	10,001

Loss from operations	(3,091)	(2,150)	(7,954)	(6,714)

Other income	16	15	44	90
Interest expense	(1)	(3,215)	(3,408)	(4,139)
Loss on conversion of note	-	-	(1,356)	-
Loss on issuance of common stock	-	-	(145)	-
Change in fair value of derivative liability	-	(3,484)	132	(6,328)
Change in fair value of warrant liability	(2)	1,423	1,767	673
Loss from operations before provision for income taxes	(3,078)	(7,411)	(10,920)	(16,418)
Provision for income taxes	2	2	4	7
Net Loss	$(3,080)	$(7,413)	$(10,924)	$(16,425)

Basic and diluted net loss from operations per share:	$(0.19)	$(0.81)	$(0.84)	$(1.79)

Basic weighted number of shares outstanding	15,889	9,174	13,031	9,170

*The financial statements have been retroactively restated to reflect the 1-for-6 reverse-stock split that occurred on April 25, 2017.

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)
(In thousands, except for number of shares)	September 30,	December 31,
	2017	2016
ASSETS
Current assets
Cash and cash equivalents	$6,926	$851
Receivables, net of allowance for doubtful accounts of $277 and $0, respectively	709	1,052
Prepaids and other current assets	307	420
Total current assets	7,942	2,323
Long-term assets
Property and equipment, net of accumulated depreciation of $1,751 and $1,620, respectively	553	410
Deposits and other assets	371	371
Total Assets	$8,866	$3,104

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Current liabilities
Accounts payable	$806	$870
Accrued compensation and benefits	901	2,089
Deferred revenue	3,180	1,525
Other accrued liabilities	579	575
Short term debt, related party, net of discount $0 and $216, respectively	-	9,796
Derivative liability	-	8,122
Total current liabilities	5,466	22,977
Long-term liabilities
Deferred rent and other long-term liabilities	49	117
Capital leases	6	31
Warrant liabilities	41	5,307
Total Liabilities	5,562	28,432

Stockholders' equity/(deficit)
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 15,889,171 and 9,214,743 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	2	1
Additional paid-in-capital	293,945	254,390
Accumulated deficit	(290,643)	(279,719)
Total Stockholders' Equity/(Deficit)	3,304	(25,328)
Total Liabilities and Stockholders' Equity/(Deficit)	$8,866	$3,104

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CATASYS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)

	Nine Months Ended
(In thousands)	September 30,
	2017	2016
Operating activities:
Net loss	$(10,924)	$(16,425)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	131	102
Amortization of debt discount and issuance costs included in interest expense	3,335	3,673
Provision for doubtful accounts	307	46
Deferred rent	(60)	(52)
Share-based compensation expense	191	523
Common stock issued for services	181	-
Loss on conversion of convertible debenture	1,356	-
Loss on issuance of common stock	145	-
Fair value adjustment on warrant liability	(1,767)	(673)
Fair value adjustment on derivative liability	(132)	6,328
Changes in current assets and liabilities:
Receivables	36	(345)
Prepaids and other current assets	113	270
Deferred revenue	1,655	1,548
Accounts payable and other accrued liabilities	85	554
Net cash used by operating activities	$(5,348)	$(4,451)

Investing activities:
Purchases of property and equipment	$(274)	$(102)
Deposits and other assets	-	16
Net cash used by investing activities	$(274)	$(86)

Financing activities:
Proceeds from the issuance of common stock and warrants	$16,458	$-
Proceeds from issuance of bridge loan	1,300	-
Payments on convertible debenture	(4,363)	-
Proceeds from issuance of senior promissory note, related party	-	5,505
Proceeds from advance from related party	-	225
Payment on advance from related party	-	(225)
Transactions costs	(1,667)	-
Capital lease obligations	(31)	(41)
Net cash provided by financing activities	$11,697	$5,464

Net increase in cash and cash equivalents	$6,075	$927
Cash and cash equivalents at beginning of period	851	916
Cash and cash equivalents at end of period	$6,926	$1,843

Supplemental disclosure of cash paid
Interest	$-	$-
Income taxes	$40	$46
Supplemental disclosure of non-cash activity
Common stock issued for services	$181	-
Common stock issued for conversion of debt and accrued interest	$7,163	-
Common stock issued upon settlement of deferred compensation to officer	$1,122	-
Common stock issued for exercise of warrants	$-	$45
Property and equipment acquired through capital leases and other financing	$-	$34

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CATASYS, INC. AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(in thousands)	2017	2016	2017	2016

Revenues	$1,195	$1,336	$4,682	$3,287
Add:
Net Change in Deferred Revenue	812	430	1,655	1,548
Billings, non-GAAP	$2,007	$1,766	$6,337	$4,835

* Net change in deferred revenue associated with Q3 billings